EXHIBIT (e)(9)

August 8, 2002

Board of Directors
U.S. Laboratories Inc.
7895 Convoy Court, Suite 18
San Diego, CA 92111

Ladies and Gentlemen:

We understand that U.S. Laboratories Inc. (the “Company”), Bureau Veritas, S.A., a societé anoynyme organized under the laws of the French Republic (“Parent”) and Voice Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated August 7, 2002 (the “Merger Agreement”). The Merger Agreement provides, among other things and subject to the terms and conditions thereof, for (i) the commencement by Purchaser of a tender offer (the “Tender Offer”) for all of the issued and outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) for $14.50 per share (such price, or any higher price paid in the Offer, the “Offer Price”), net to the seller in cash, and (ii) the subsequent merger (the “Merger” and, together with the Tender Offer, the “Transaction”) of Purchaser with and into the Company, with each then issued and outstanding share of Company Common Stock (other than certain shares specified in the Merger Agreement) being converted into the right to receive the Offer Price.

You have asked us to advise you with respect to the fairness to the holders of Company Common Stock from a financial point of view of the consideration to be received by the holders of Company Common Stock pursuant to the Transaction.

For purposes of the opinion set forth herein, we have: (i) reviewed certain publicly available financial statements and other information of the Company (including its annual reports filed on Form 10-KSB for each of the years ended December 31, 2000 and 2001, and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2002); (ii) reviewed certain internal financial statements and projections relating to earnings and cash flow (the “Projections”) and other financial and operating data concerning the Company prepared by the management of the Company; (iii) discussed the past and current operations, financial condition and prospects of the Company with management of the Company; (iv) reviewed the reported prices and trading activity of the Company Common Stock; (v) compared the financial performance and condition of the Company and the reported prices and trading activity of Company Common Stock with that of certain other comparable publicly traded companies; (vi) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Transaction; (vii) performed discounted cash flow analyses based on the Projections; (viii) participated in certain discussions among representatives of each of the Company and Parent;

(ix) reviewed the draft Merger Agreement described above and certain related documents; and (x) reviewed such other information, and performed such other analyses, as we have deemed appropriate.

We have also taken into consideration that at the time of the execution of the Merger Agreement, Mr. Dickerson Wright who holds approximately 35% of the Company Common Stock on a fully diluted basis, will enter into a Tender Agreement with Parent and Purchaser, pursuant to which he will agree to tender his shares in the Tender Offer.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to us by the Company or Parent or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any respect. We have, with your consent, assumed that the Projections and other information provided to us by the management of the Company were reasonably prepared by such management reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of the Company, and such Projections and other information provide a reasonable basis for our opinion. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal.

We have assumed that the representations and warranties of each party in the draft Merger Agreement are true and correct, that each party will perform all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have further assumed that the final form of the Merger Agreement will be the same in all material respects as the draft Merger Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the draft Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

We were not requested to consider, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a portion of which is payable upon closing of the Transaction.

This letter is for the assistance of the Board of Directors in connection with its consideration of the Transaction and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety, if required, in any Schedule 14D-9 or proxy statement filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such Schedule 14D-9 or proxy statement in full and that any description of or reference to us or summary of this letter in such 14D-9 or proxy statement will be in a form reasonably acceptable to us and our counsel.

Roth Capital Partners, LLC (“RCP”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RCP may provide investment banking services to the Company in the future. RCP provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities of the Company for its own account and for the accounts of customers.

This letter does not constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender their shares in the Tender Offer or vote in favor of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Transaction is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC

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